Exhibit (k)

Standard Escrow Form

FORM OF ESCROW AGREEMENT

THIS Escrow Agreement (this “Agreement”) made and entered into as of this              day of                         , 2008 by and among FS Investment Corporation, a Maryland Corporation (“Company”), and UMB Bank, N.A., as Escrow Agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).

RECITALS

WHEREAS, The Company proposes to offer and sell shares of common stock, on a best-efforts basis, of at least $2.5 million and up to $1.5 billion of gross offering proceeds at an initial purchase price of $10.00 per share (the “Shares”) to investors pursuant to the Company’s Registration statement on Form N-2 (File No. 333-149374), as amended from time to time (the “Offering Document”).

WHEREAS, The Company has agreed that the subscription price paid by subscribers for shares will be refunded to such subscribers if a minimum aggregate of $2.5 million of gross offering proceeds from persons who are not affiliated with the Company or FB Income Advisor, LLC (the “Advisor”) has not been raised within one year from the date the Offering Document becomes effective (the “Closing Date,”).

WHEREAS, the Company desires to establish an escrow account (the “Escrow Account”) as further described herein in which funds received from subscribers will be deposited and the Company desires that UMB Bank, N.A. act as Escrow Agent to the Escrow Account and Escrow Agent is willing to act in such capacity.

WHEREAS, The Company has engaged DST Systems (the “Transfer Agent”) to receive and facilitate subscriptions into and out of an escrow account as further described herein and to act as record keeper under an agreement between Company and the Transfer Agent (the “Agency Agreement”). For purposes of this Agreement the Agency Agreement is hereby incorporated by reference and the Transfer Agent shall not be considered to be a party to this Agreement and shall not be deemed to have any duties, obligations or liabilities under this Agreement but instead Transfer Agent’s duties, obligations and liabilities shall be as specified in the Agency Agreement.

WHEREAS, In order to subscribe for Shares, a subscriber must deliver the full amount of its subscription: (i) by check in U.S. dollars or (ii) by wire transfer of immediately available funds in U.S. dollars.

AGREEMENT

NOW, THEREFORE, Company and Escrow Agent agree to the terms of this Agreement as follows:

1. Commencement of Duties. On or prior to the commencement of the offering of Shares pursuant to the Offering Document, the Company shall establish the Escrow Account with the Escrow Agent. This Agreement shall be effective on the date on which the Escrow Agent shall receive funds from the Transfer Agent for deposit into the Escrow Account (the “Escrowed Funds”).

2. Operation of the Escrow.

(a) Deposits in the Escrow Account. The Transfer Agent will promptly deliver all monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with this paragraph 2 hereof. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Escrow Break Affidavit (as described below), the Escrow Agent shall promptly notify the Transfer Agent and the Company in writing via mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account, as applicable in the amount of such returned payment as well as any interest earned on the amount of such payment. The Transfer Agent will maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the amount paid by such subscriber for such Shares. During the escrow period neither the Company nor Transfer Agent will be entitled to any principal funds received into the Escrow Account.

(b) Distribution of the Escrowed Funds. If at any time on or prior to the Closing Date, an aggregate of at least $2.5 million of gross offering proceeds from persons who are not affiliated with the Company or the Advisor has been raised, then upon the happening of such event, the principal amount of the Escrowed Funds shall remain in the Escrow Account until the Escrow Agent receives written direction provided by the Company instructing the Escrow Agent to deliver the principal amount of such Escrowed Funds as the Company shall direct. An affidavit or certification from an officer of the Company to the Escrow Agent and Transfer Agent stating that at least $2.5 million of gross offering proceeds from persons who are not affiliated with the Company or the Advisor has been timely raised, shall constitute sufficient evidence for the purpose of this agreement that such event has occurred (the “Break Escrow Affidavit”). The Affidavit shall indicate (i) the date on which at least an aggregate of $2.5 million of gross offering proceeds from persons who are not affiliated with the Company or the Advisor has been raised (the “Break Escrow Date”) and (ii) the actual total number of Shares sold as of the Break Escrow Date. Thereafter, the Escrow Agent shall release funds from the Escrow Account as directed by the Company pursuant to written instruction that the Company shall provide to the Escrow Agent from time to time. Upon the receipt of the Escrow Agent of the Break Escrow Affidavit, the Company hereby directs the Escrow Agent to deliver to PFPC Trust Company (the “Custodian”), as directed by the Company on the 1st business day of the month following the receipt of the Escrow Break Affidavit all of the principal and interest earned on such Escrowed Funds and the Escrow Agent shall from that point forward (the “ Post Escrow Break Period”), transfer on the 1st business day of each month all principal and interest earned on the Escrowed Funds for the prior month to the Custodian, as directed by the Company. Additionally, the Company hereby directs the Escrow Agent to provide the Transfer Agent with all electronic files and information needed by the Transfer Agent to perform its duties as record keeper under its agreement between the Transfer Agent and the Company.

If the Escrow Agent has not received a Break Escrow Affidavit on or prior to the Closing Date, the Escrow Agent shall to return the Escrowed Funds to the Transfer Agent per written instructions for further delivery to the respective subscribers.

3. Escrowed Funds. Upon receipt of the Escrowed Funds, the Escrow Agent shall hold the Escrowed Funds in escrow pursuant to the terms of this Agreement. Until such time as the Escrowed Funds shall be distributed by the Escrow Agent as provided herein, the Escrowed Funds shall be invested and reinvested by the Escrow Agent in Federated Government Obligations Trust Shares money market fund.

The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

Income, if any, resulting from the investment of the Escrowed Funds shall be retained by the Escrow Agent, and shall be distributed according to this Agreement.

4. Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, the any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

5. Liability of the Escrow Agent; Indemnification. The Escrow Agent acts hereunder as a depository only. The Escrow Agent is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Escrow Agreement or with respect to the form of execution of the same. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of the Escrow Agent unless it shall be proved that the Escrow Agent was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.

The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrowed Funds, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

The Company, hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of the Escrow Agent, including without limitation legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

6. The Escrow Agent’s Fee. Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company

7. Security Interests. No party to this Escrow Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Escrow Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.

8. Dispute. In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) The rights of the adverse claimants shall have been fully and finally adjudicated in a Court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or (b) All differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.

9. Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect; upon the effective date of such resignation or removal:

(a) All cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

(b) If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

(c) Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into court all monies and property deposited with Escrow Agent under this Agreement.

10. Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, delivered as follows:

(1) If to Company:	FS Investment Corporation
2929 Arch Street, Suite 675
Philadelphia, PA 19104-2867
Telephone: (215) 495-1150
Facsimile: (215) 495-1189
Attn: Ryan D. Conley

Company Wire Instructions:
PFPC Trust Company
ABA Routing Number: 031000053
Account Number: 8511088160
FFC Account Name: FS Investment Corporation
FFC: 34012 0357095
Attn: Julie Whittaker

(2) If to the Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kanasas City, Missouri 64106
Attention: Lara Stevens,
Corporate Trust
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

Escrow Agent Wiring Instructions:
UMB Bank, N.A.
ABA Routing Number: 101000695
Account Number: 9871737365

Checks Payable Information:
UMB Bank as Agent for FS
Investment Corporation

(3) If to Dealer Manager:	FS2 Capital Partners, LLC
801 N. Orange Avenue, Suite 815
Orlando, FL 32801
Attention: VP Operations
Telephone: (407) 373-0603
Facsimilie: (407) 373-0604

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of [Missouri] without regard to the principles of conflicts of law.

12. Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

13. Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by Company and the Escrow Agent.

14. Assignability. This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16. Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

17. Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18. Earnings Allocation; Tax Matters; Patriot Act Compliance. The Company or its agent shall be responsible for all tax reporting under this Escrow Agreement. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time.

19. Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

20. Termination of the Escrow Agreement. This Escrow Agreement, except for Sections 5 and 9 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent.

[SIGNATURE PAGES FOLLOW]

Company:

FS Investment Corporation

By:
Name:
Title:

ESCROW AGENT:

UMB BANK, N.A.

By:
Name:
Title:

EXHIBIT A

ESCROW FEES AND EXPENSES

Acceptance Fee
Review escrow agreement and establish account	$3,000.00

Annual Fee
Maintain account	$3,000.00

Transaction Fees
(a) per outgoing wire transfer	$35.00
(b) per Form 1099 (Int., B or Misc.)	$10.00	*
(c) per investment purchase, sale or settlement	$35.00	**

*	Not anticipated to be charged
**	Excludes money market mutual fund transactions

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable. Acceptance and first year annual fees will be payable at the initiation of the escrow and annual fees will be payable in advance thereafter. Other fees and expenses will be billed as incurred.